Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-8 related to the Non-Employee Trustee Share Plan filed on May 15, 1997; Form S-8 related to the Employee Share Purchase Plan filed on May 15, 1997; Form S-8 related to changes to First Amended and Restated Employee Share Option and Restricted Share Plan and Non-Employee Trustee Share Option Plan filed on May 15, 1997; Form S-3 related to Shelf Registration filed November 20, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 11, 1995, as amended; Form S-8 related to the registration of common shares issuable under the Colonial Properties Trust 401(k)/Profit-Sharing Plan filed on October 15, 1996; Form S-8 related to the Second Amended and Restated Employee Share Option and Restricted Share Plan filed on July 31,1998; Form S-3 related to the Dividend Reinvestment Share Plan filed on October 23, 2000; and Form S-3 related to the registration of common shares issuable under the Colonial Realty Limited Partnership Executive Unit Purchase Program filed on February 6, 2001, of Colonial Properties Trust of our report dated January 16, 2001, except for Note 17, as to which the date is February 26, 2001, which appears in the Annual Report to Shareholders, which report is incorporated in this Form 10-K. We also consent to the incorporation by reference of our report dated January 16, 2001, relating to the financial statement schedules, which appear in the Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Birmingham, Alabama

March 30, 2001